LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Compliance Statement

VIA: EMAIL

Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York 10166

Litton Loan Servicing LP
4828 Loop Central Drive
Houston, Texas 77081

Re:	C-BASS Mortgage Loan Trust 2007-CB2
C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB2

Reference is made to the Pooling and Servicing Agreement, dated as February 1, 2007 (the “Agreement”), among Securitized Asset Backed Receivables LLC, as depositor, Litton Loan Servicing LP, as servicer, Credit-Based Asset Servicing and Securitization LLC, as seller, and LaSalle Bank National Association, as trustee (the “Trustee”)

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President